EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made and entered into this 3rd day of February, 1997, but is effective for all purposes as of the date specified below in Section 2, by and between ECHELON INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and MICHAEL S. TALMADGE, residing at 8573 West Gulf Blvd, Treasure Island, Florida 33706 (the "Executive").

                              W I T N E S S E T H:

1.    EMPLOYMENT

      The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.    TERM

      Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall begin as of January 1, 1997, and shall continue through December 31, 1998, provided, however, that this Employment Agreement shall automatically be renewed for successive one year terms unless either party gives the other written notice of termination at least ninety (90) days prior to the end of any such term.

3.    COMPENSATION

      (a) Base Salary. The Company shall pay to the Executive as basic compensation for all services rendered by the Executive during the term of this Agreement a basic annualized salary of $50,000 per year, or such other sum in excess of that amount as the parties may agree on from time to time or as provided in the next sentence (as in effect from time to time, the "Base Salary"), payable monthly or in other more frequent installments, as determined by the Company. The Board of Directors shall have no authority to reduce the Executive's Base Salary in effect from time to time. In addition, the Board of Directors, in its discretion, may award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3(b).

      (b) Bonuses. In addition to the Base Salary to be paid pursuant to Section 3(a), for each of the Company's two fiscal years ending December 31, 1997 and December 31, 1998 during the term of this Agreement, the Company shall pay as incentive compensation the commissions, to the extent earned, specified on Exhibit A to this Agreement. For each fiscal year ending after December 31, 1998, provided the Executive continues to be employed by the Company under this Agreement, the Executive shall be eligible for incentive compensation annual bonus plan(s) adopted by the Board of Directors of the Company from time to time in accordance with the terms of such plans.

      (c) Certain Plans and Initial Award. (i) It is anticipated that the Company will adopt certain incentive compensation plans including a long term incentive plan (the "LTIP"), providing for annual or other periodic awards to key employees, among other things, of restricted stock and a stock option plan (the "ISO/NSO Plan"), providing for the annual or other periodic issuance of options to purchase the Company's common stock. The LTIP and ISO/NSO are referred to collectively in this Agreement as the "Plans." The Executive will be given an opportunity to participate in the Plans, in accordance with and subject to the terms of the Plans as they may be adopted, amended and administered from time to time.

            (ii) In addition to the incentive compensation referred to in
Section 3(c)(i), the Company hereby agrees to issue to the Executive under the LTIP, effective immediately following the completion of the Distribution, 8,084 shares of the Company's common stock (the "Restricted Stock") which Restricted Stock shall be subject to a risk of forfeiture, which risk will lapse as to one-fifth of the shares of the Restricted Stock on January 31, 1998, and as to an additional one-fifth of the Initial Restricted Stock on each of January 31, 1999, January 31, 2000, January 31, 2001 and January 31, 2002.

      (d) Reimbursement. The Company shall reimburse the Executive, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement, provided, however, that the Executive must furnish to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures.

      (e) Certain Benefits. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits as may be provided from time to time by the Company to other senior officers of the Company. In addition, without restricting the foregoing, the Company shall provide the Executive at the Company's sole cost and expense with (i) a policy or policies of term life insurance (the "Basic Life Insurance") providing, among other things, basic death benefits of the greater of $150,000 or two times the Base Salary in effect from time to time, (ii) directors and officers liability insurance with coverage, terms and limits suitable for a vice president of a New York Stock Exchange listed company comparable in financial size and wherewithal to that of the Company (iii) a monthly allowance of $400 cash to reimburse the Executive for the use and maintenance of his automobile in furtherance of the business and affairs of the Company, provided that the Executive shall at all times insure the Executive and the Company in such amounts as may be reasonably requested by the Company against claims for bodily injury, death and property damages occurring as a result of its use and (iv) a portable and car based cellular telephone for which the Company will pay for all business telephone calls made by the Executive. The Company shall use its reasonable best efforts to make available to the Executive in connection with providing and paying for the Basic Life Insurance the opportunity to purchase at the Executive's sole cost and expense additional life insurance with a basic death benefit (the "Optional Life Insurance") equal to the greater of $150,000 or two times the Executive's Base Salary in effect from time to time. The Company shall use its reasonable best efforts to effect the transfer of the ownership to the Executive of the policy or policies for the Basic Life Insurance and the Optional Life Insurance, if any, upon the termination of the Executive's employment by the Company. After the Executive's termination,ation of the Executive.

      (f) Other Incentive and Benefit Plans. The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the Company from time to time.

4.    DUTIES

      (a) General. The Executive is engaged as a Vice President of the Company. In addition, at the request of the Board of Directors, the Executive shall serve in the same positions in any wholly owned subsidiary of the Company, without any additional compensation. The Executive shall have such duties and hold such other offices as may from time to time be reasonably assigned to him by the Board of Directors of the Company.

      (b) Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Executive for all liabilities, costs, expenses and damages arising out of or in connection with the Executive's service to the Company under this Agreement. In furtherance of this indemnity, the Company shall enter into an indemnification agreement, in form and substance reasonably satisfactory to the Executive and the Company. In addition, the indemnity provided hereunder shall extend to service by the Executive as an officer or director, or service in a similar capacity, for any civic, community or charitable organization, provided such service is undertaken at the request of or with the knowledge and acquiescence of the Company. The foregoing indemnification shall be in addition to any rights or benefits the Executive may have under statute, the Bylaws or Articles of Incorporation of the Company, under a policy of insurance, or otherwise.

5.    EXTENT OF SERVICES; VACATIONS AND DAYS OFF

      (a) Extent of Services. During the term of the Executive's employment under this Agreement, except during customary vacation periods and periods of illness, the Executive shall devote full-time energy and attention during regular business hours to the benefit and business of the Company as may be reasonably necessary in performing the Executive's duties pursuant to this Agreement.

      (b) Vacations. The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company and applied to other senior officers of the Company. However, in no event shall the Executive be entitled to less than three weeks vacation with pay. Unused vacation days may be carried over from one year to the next for a period of up to two years. Any vacation days which remain unused on the second anniversary of the end of the fiscal year to which they originally related shall expire and shall thereafter no longer be useable by the Executive.

6.    FACILITIES

      The Company shall provide the Executive with a fully furnished office, and the facilities of the Company shall be generally available to the Executive in the performance of the Executive's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be supplied by and at the sole expense of the Company.

7.    ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

      (a) Death. If the Executive dies during the term of the Executive's employment, the Company shall pay to the estate of the Executive within 30 days after the date of death such Base Salary and any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which the Executive's death occurs. After receiving the payments provided in this Section 7(a) the Executive and the Executive's estate shall have no further rights under this Agreement (other than those rights already accrued).

      (b) Disability. (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Executive temporarily unable to perform the services required under this Agreement, the Executive shall receive the Base Salary payable under Section 3(a) of this Agreement plus any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive's "Permanent Disability" (as defined below),the Executive shall receive the Base Salary payable under Section 3(a) of this Agreement plus any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which the Executive's Permanent Disability occurs. Upon "Permanent Disability" (as that term is defined in Section 7(b)(ii) below) of the Executive, except as provided in this Section 7(b), all rights of the Executive under this Agreement (other than rights already accrued) shall terminate.

            (ii) The term "Permanent Disability" as used in this Agreement shall mean, in the event a disability insurance policy is maintained by the Company covering the Executive at such time and is in full force and effect, the definition of permanent disability set forth in such policy. In the event no disability insurance policy is maintained at such time and in full force and effect, "Permanent Disability" shall mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

8.    OTHER TERMINATIONS

      (a) By the Executive. (i) The Executive may terminate the Executive's employment hereunder upon giving at least ninety (90) days' prior written notice. In addition, the Executive shall have the right to terminate the Executive's employment hereunder on the conditions and at the times provided for in Section 8(d) of this Agreement.

            (ii) If the Executive gives notice pursuant to Section 8(a)(i) above, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing. In any such event, the Executive shall be entitled to receive only the Base Salary not yet paid, as would otherwise have been payable to the Executive up to the end of the month specified as the month of termination in the termination notice. In the event the Executive gives notice pursuant to Section 8(a)(i) above but specifies a termination date in excess of ninety (90) days from the date of such notice, the Company shall have the right (but not the obligation) to accelerate the termination date to any date prior to the date specified in the notice that is in excess of ninety (90) days from the date of the notice, and the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing; provided, however, that in any such event the Executive shall be entitled to receive the Base Salary, as would otherwise have been payable to the Executive up to the end of the month of the termination date properly selected by the Company. Upon receiving the payments provided for under this Section 8(a), all rights of the Executive under this Agreement (other than rights already accrued) shall terminate.

      (b) Termination for "Good Cause". (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for "good cause," which shall mean: (A) the Executive's conviction of either a felony involving moral turpitude or any crime in connection with the Executive's employment by the Company which causes the Company a substantial detriment, but specifically shall not include traffic offenses; (B) actions by the Executive as an executive officer of the Company which clearly are contrary to the best interests of the Company; (C) the Executive's willful failure to take actions permitted by law and necessary to implement policies of the Company's Board of Directors which the Board of Directors has communicated to him in writing, provided that minutes of a Board of Directors meeting attended in its entirety by the Executive shall be deemed communicated to the Executive;
(D) the Executive's continued failure to attend to the Executive's duties as an executive officer of the Company; or (E) any condition which either resulted from the Executive's substantial dependence, as determined by the Board of Directors of the Company, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

            (ii) Notwithstanding the foregoing, each of the foregoing bases for termination specified in (A) through (E) of Subsection 8(b)(i) shall constitute "Good Cause" only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for good cause which notice shall specify in reasonable detail specific facts regarding any such assertion and the Executive has been given a reasonable period of time within which to remedy r cure the problem or complaint, (2) such notice is provided to the Executive a reasonable time before the Board of Directors meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board of Directors to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard by the Board of Directors with respect to the matters described in the written notice, before it acts with respect to such matter, (4) any resolution or other action by the Board of Directors with respect to any deliberation regarding or decision to terminate the Executive for good cause is duly adopted by a vote of a majority of the entire Board of Directors of the Company at a meeting of the Board duly called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination.

            (iii) If the employment of the Executive is terminated for good cause under Section 8(b)(i) of this Agreement, the Company shall pay to the Executive any Base Salary earned prior to the effective date of termination but not yet paid and any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not paid to the Executive prior to the effective date of such termination. Under such circumstances, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than rights already accrued).

            (iv) Termination of the employment of the Executive other than as expressly specified above in this Section 8(b) for good cause shall be deemed to be a termination of employment "Without Good Cause."

      (c) Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment Without Good Cause pursuant to the provisions of this
Section 8(c). If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date"), the Executive, until the end of the term of this Agreement then in effect as provided for in Section 2, or until the date which is 12 months after the Accelerated Termination Date, whichever is greater, shall continue to receive (1) the Base Salary, paid in the same monthly on other periodic installments ad in effect prior to the Accelerated Termination Date and
(2) any other cash or other bonus compensation earned prior to the date of such termination pursuant to the terms of all incentive compensation plans then in effect other than under the Management Incentive; provided that, notwithstanding such termination of employment, the Executive's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect and provided further that in the event of such termination, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

      (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Company's termination of the Executive's employment Without Good Cause.

      (d) Change of Control. (i) For purposes of this Agreement, a "Change in Control" shall mean the first to occur of:

            (1) a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to Item 1(a) of a Current Report on Form 8-K or Item 6(e) of
Schedule 14A under the 1934 Act (in each case under this Agreement, references to provisions of the 1934 Act and the rules and regulations promulgated thereunder being understood to refer to such law, rules and regulations as the same are in effect on November 1, 1996); or

            (2) the acquisition of "Beneficial Ownership" (as defined in Rule 13d-3 under the 1934 Act) of the Company's securities comprising 35% or more of the combined voting power of the Company's outstanding securities by any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act and the rules and regulations promulgated thereunder, but not including any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), but excluding any ownership by the Executive and his affiliates and associates; or

            (3) the failure of the "Incumbent Directors" (as defined below) to constitute at least a majority of all directors of the Company (for these purposes, "Incumbent Directors" means individuals who were the directors of the Company on November 1, 1996, and, after his or her election, any individual becoming a director subsequent to November 1, 1996, whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Directors, except that no individual shall be considered an Incumbent Director who is not recommended by management and whose initial assumption of office as a director is in connection with an actual or threatened "election contest" relating to the "election of directors" of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act); or

            (4) the closing of a sale of all or substantially all of the assets of the Company;

            (5) the Company's adoption of a plan of dissolution or liquidation;
or

            (6) the closing of a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than seventy-five percent (75%) of the surviving corporation's outstanding voting stock is held or is anticipated to be held by persons who are stockholders of the Company immediately prior to such merger or consolidation.

            (ii) If a Change in Control of the Company occurs, the Executive shall have the right, exercisable for a period of one year thereafter by delivering a written statement to that effect to the Company, to immediately terminate this Agreement and upon such a determination the Executive shall have the right to receive and the Company shall be obligated to pay to Executive in cash a lump sum payment in an amount equal to the sum of (1) two times the annual Base Salary then in effect and (2) the additional payments necessary to discharge certain tax liabilities (the "Gross Up") as that term is defined in
Section 13 of this Agreement (the sum of the foregoing amounts other than the Gross Up being referred to as the "Change in Control Payment"). If the Executive fails to exercise his rights under this Section 8(d) within one year following a Change in Control, such rights shall expire and be of no further force or effect.

      (e) Intentions Regarding Certain Stock and Benefit Plans. Except as otherwise provided herein, upon any termination of the Executive's employment Without Good Cause, or upon the exercise by the Executive of his rights to terminate his employment following a Change of Control, it is the intention of the parties that any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, bonus, award, right, grant or any other incentive compensation under any of the Plans, under this Agreement, or otherwise received, shall be deemed to be fully satisfied and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

      (f) Certain Rights Mutually Exclusive. The provisions of Section 8(c) and
Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(i), then the Executive shall be entitled to the amount payable to the Executive under Section 8(d)(ii) and Section 8(d)(iii) reduced by the amount that the Executive has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of
Section 8(d) shall cause the provisions of Section 8(c) to become inoperative.

9.    DISCLOSURE

      The Executive agrees that during the term of the Executive's employment by the Company, the Executive will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during the Executive's employment by the Company. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication. The covenants of this Section 9 shall not be violated by ordinary and customary communications with reporters, bankers and securities analysts and other members of the investment community.

10.   CONFIDENTIALITY

      The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which the Executive has access during the Executive's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company. The Executive agrees that both during and after the term of the Executive's employment by the Company, the Executive will not, without the prior written consent of the Company, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such confidential information becomes a matter of general knowledge other than through a breach by the Executive of the Executive's obligations under this
Section 10.

11.   NONCOMPETITION AND NONSOLICITATION

      (a) General. The Executive hereby acknowledges that, during and solely as a result of the Executive's employment by the Company, the Executive has received and shall continue to receive: (1) special training and education with respect to the operations of the Company's real estate development and management businesses and its leasing, lending and financing activities, and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees to the restrictive covenants in this Section 11.

      (b) Noncompetition. During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, (i) for a period of one (1) year after the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive shall not, directly or indirectly, within Hillsborough or Pinellas County, Florida, enter into or engage in any business with, be employed by or consult with any company listed on Exhibit B attached hereto or any subsidiary or affiliate of such company and
(ii) for a period of two (2) years after the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive shall not, directly or indirectly, with respect to any real estate lending, leasing, financing, development or management business in Florida, solicit, contract with or consult with (A) any person who, or entity which, is at any time during the term of the Executive's employment a tenant of the Company, (B) any third party for whom the Company manages or leases property or
(C) any tenants of any third party for whom the Company manages or leases property; provided, however, notwithstanding anything contained herein to the contrary, the provisions of this Section 11(b)(ii)(B) and (C) shall not apply to the Executive if the Executive is terminated "Without Good Cause" (as defined in this Agreement) or the Executive terminates this Agreement following the substantial reduction by the Board of Directors of the bonus compensation that may be earned by the Executive. The Executive shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive's ability to render the Executive's required attention to the business of the Company.

      (c) Nonsolicitation. During the Executive's employment with the Company and, except as may be otherwise herein provided, for a period of two (2) years following the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive agrees the Executive will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Company to terminate their employment.

      (d) Term Extended or Suspended. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(b) or (c) shall be extended by any length of time during which the Executive is in breach of such covenants.

      (e) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

      (f) Severability. It is agreed by the Company and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

12.   SPECIFIC PERFORMANCE

      The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The Executive agrees to pay to the Company all reasonable costs and expenses incurred by the Company relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and reasonable disbursements of counsel selected by the Company (during investigation and before and at trial and in appellate proceedings).

13.   PAYMENT OF EXCISE TAXES

      (a) Payment of Excise Taxes. If the Executive is to receive any Change of Control Payment under Section 8(d), or any benefit or payment under the Plans as a result of a Change of Control, following the death of Permanent Disability of the Executive or following the termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Company under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments and the federal income tax on any amounts paid under this
Section 13 shall be equal to the Payments.

      (b) Certain Adjustment Payments. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.5%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by his or her Company in cash in a lump sum within thirty (30) days of such computation, or any amount due the Executive's Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation.

14.   MISCELLANEOUS

      (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

      (b) No Right to Continued Employment. Notwithstanding the fact that certain provisions of this Agreement and/or Exhibit A reference a three year cycle or provide for benefits upon a third year of employment, this Agreement shall have a two year term with annual one year renewal terms subject to the termination provisions contained herein.

      (c) Compliance With Other Agreements. The Executive represents and warrants that the execution of this Agreement by him and the Executive's performance of the Executive's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Executive is a party or by which the Executive is or may be bound.

      (d) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

      (e) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

      (f) No Duty to Mitigate. The Executive shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect of any other employment compensation received by the Executive following such termination.

      (g) Florida Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would otherwise apply).

      (h) Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and only in the Circuit Court of the Sixth Judicial Circuit of the State of Florida in and for Pinellas County (the "Circuit Court") and the parties agree that jurisdiction shall not properly lie in any other jurisdiction provided, however, if jurisdiction does not properly lie with the Circuit Court, the parties agree that jurisdiction and venue shall properly lie in and only in the United States District Court for the Middle District of Florida, Tampa Division. The parties hereby waive any objections which they may now or hereafter have based on venue and/or forum non conveniens and irrevocably submit to the jurisdiction of any such court in any legal suit, action or proceeding arising out of or relating to this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

      (i) Headings. The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

      (j) Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

      (k) Deduction for Tax Purposes. The Company's obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the Company for federal income tax purposes.

      (l) Enforcement. If, within 10 days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 18% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

      (m) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

      To the Company:              Echelon International Corporation
                                   One Progress Plaza
                                   St. Petersburg, FL 33701
                                   Attn:Chairman of the Board
                                   Telecopy: (813) 824-6536

      To the Executive at the Executive's address herein first above written, or to such other address as either party may specify by written notice to the other.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:                                  ECHELON  INTERNATIONAL
CORPORATION

(Corporate Seal)

________________________________         By:____________________________________

Secretary                                       Darryl A. LeClair, President

Witnesses:                               EXECUTIVE


________________________________         _______________________________________
                                         Michael S. Talmadge

________________________________
As to Executive

                                    EXHIBIT A
                                       TO
               EMPLOYMENT AGREEMENT WITH MICHAEL S. TALMAGE (MST)
                          DATED _________________, 1997

Commission Split - Third Party Properties
Gross Commission Paid to Echelon    MST
$0 to $150,000                43%
$150,001 to $250,000          48%
$250,000+                           53%

Commission Paid Echelon Owned Properties
Lease Term                          Gross Lease Value
1-60 months                         2%
61+                                 1%

Construction Management Fee
Third Party                         50% of fee paid to Echelon
Echelon Owned Properties            1.5% of Total Construction Value

Management Commission Override Echelon Owned                3rd Party
                                    Properties              Properties
                                    ----------              ----------
First Tier (MST is Agent Manager)   .28% of Gross           7% of Gross
                                    Lease Value             Commission
                                                            Paid to Echelon

Second Tier (MST is NOT Agent Manager and there is a Manager receiving First Tier Override)
                                    .14% of Gross           3.5% of Gross
                                    Gross Lease             Commission
                                    Value                   Paid to Echelon

Listing to MST

Highpoint Center        -  Tallahassee
Barnett Tower           -  St. Petersburg
Barnett Center          -  Sarasota
McNulty Station         -  St. Petersburg
100 Carillon            -  St. Petersburg
Centres at Feathersound -  Clearwater

Any 3rd party property secured or development opportunity created by MST will become an MST listing.

Current TRS Deals and MST related Commission Splits:

                                                 To MST
                                                 ------
Mercantile Bank-        3,436 RSF, 5 year       4% of GLV
Raymond James           65,000 RSF, 5 year      2% of GLV
EnVision                3,704 RSF, 5 year       4% of GLV
Andersen Consulting     3,206 RSF, 58 months    4% of GLV
Allstate Renewal-       Barnett Tower           2% of GLV
Florida Power-          Tenant Rep. Assignment  50% of Gross
                                                Commission Earned
Andersen Consulting     Construction Management 45%of Total
                                                Construction Value
KPMG              Construction Management 1.5% of Total
                                                Construction Value
Faour Bldg Sale or Lease 2% of Gross Sales Price 4% of GLV

Centres at Feathersound
Building sale           $4,850,000              60% of Gross
                                                Commission Earned
ML Direct               2218 RSF 36 months      4% of Gross
                                                Commission Earned

Barnett Center
Riscorp Parking Lease   $128,290                100% of Gross
                                                Commission Earned
Dean Witter expansion   1,634 RSF               100% of Gross
                                                Commission Earned
Smith Secmond Reed Lease 3,100 RSF, 5 year      100% of Gross
                                                Commission Earned
Parking Garage Restoration $95,000              100% of Gross
                                                Fee Earned
Building Exterior Paint $45,000                 100% of Gross
                                                Fee Earned

Highpoint Center - Tallahassee
Florida Power Lease                             1% of GLV
GSA                     673 RSF, 50 months      3% of GLV
                        Signed
ICUF expiration         525 RSF 48 months       3% of GLV
                        Letter of Intent
Joseph Mizereck         521 RSF 36 months       4% of GLV
                        Letter of Intent
Rumberger expansion     6366 RSF                3% of GLV
& Renewal
ndhf*

                                    EXHIBIT B

      1.    Cushman & Wakefield of Florida, Inc.

      2.    Faison & Associates, Inc.

      3.    Colliers Arnold

      4.    CLW Realty Group, Inc.

      5.    Insignia Commercial Group, Inc.

      6.    CB Commercial Real Estate Management Services, Inc.